Exhibit 5.1

Hallador Energy Company

1183 East Canvasback Drive

Terre Haute, Indiana 47802

(303) 839-5504

November 17, 2023

Ladies and Gentlemen:

I am the Chief Legal Officer of Hallador Energy Company, a Colorado corporation, (the “Company”), and I and attorneys acting under my supervision have acted as counsel in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”), relating to the proposed issuance from time to time of (i) debt securities of the Company (the “Debt Securities”) to be issued pursuant to an indenture (the “Indenture”) to be entered into between the Company and a trustee to be appointed by the Company (the “Trustee”), (ii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), (iii) shares of preferred stock of the Company, par value $0.10 per share (the “Preferred Stock”), (iv) depositary shares representing fractional interests in Preferred Stock (the “Depositary Shares”) pursuant to a depositary agreement (the “Depositary Agreement”), (v) warrants representing rights to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (the “Warrants”) pursuant to one or more warrant agreements (“Warrant Agreements”), (vi) purchase contracts representing rights or obligations to purchase or sell Debt Securities, Common Stock, Preferred Stock or other securities (the “Purchase Contracts”), (vii) subscription rights to purchase Common Stock, Preferred Stock, Warrants, Debt Securities, or units consisting of some or all of these securities (the “Subscription Rights”) pursuant to one or more subscription agreements (“Subscription Agreements”) and (viii) units comprising two or more of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Purchase Contracts or Subscription Rights. In this opinion, units comprising two or more of Debt Securities, Depositary Shares, Warrants, Purchase Contracts or Subscription Rights are referred to as the “Units” and, together with the Debt Securities, the Depositary Shares, the Warrants, the Purchase Contracts and the Subscription Rights, the “Securities”. The Securities being registered under the Registration Statement will have an aggregate initial offering price of up to $150,000,000 and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Hallador Energy Company

November 17, 2023

I or attorneys acting under my supervision have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion. In our examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. I have obtained and relied upon, to the extent I deem appropriate, the certificates of officers or executives of the Company as to factual matters. I call to your attention the fact that in rendering my opinion, I am expressing my views only as to the internal laws of Colorado that counsel exercising customary due diligence would reasonably recognize as being applicable to transactions contemplated by the Registration Statement but excluding any securities or blue sky laws, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to matters of municipal law or the laws of any other local agencies within any state.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that when (i) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company under the Registration Statement and any prospectus supplement relating thereto, including upon conversion of the Debt Securities or the Preferred Stock or exercise of Subscription Rights or Warrants, and (ii) such shares of Common Stock are issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with the applicable underwriting or other agreement and the terms of such Debt Securities, Preferred Stock, Subscription Rights or Warrants, as applicable, such shares of Common Stock will be validly issued, fully paid and non-assessable.

Further, based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that when (i) all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Preferred Stock proposed to be sold by the Company under the Registration Statement and any prospectus supplement relating thereto, including upon conversion of the Debt Securities or exercise of Subscription Rights or Warrants, and (ii) such shares of Preferred Stock are issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with the applicable underwriting or other agreement and the terms of such Debt Securities, Subscription Rights or Warrants, as applicable, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

The foregoing opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my position as Chief Legal Officer of the Company under the heading “Legal Matters” in the Prospectus forming a part of thereof and in any amendments or supplements to the Registration Statement and Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ryan McManis, Esq.

Ryan McManis, Esq.

Chief Legal Officer

Hallador Energy Company